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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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First Consulting Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2004

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 1, 2004 at 10:00 a.m. local time.

        The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

        It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

Sincerely,

Luther J. Nussbaum Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2004

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc., a Delaware corporation, will be held on June 1, 2004 at 10:00 a.m. local time at our corporate office at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 for the following purposes:

  1.
  To elect three directors to hold office until the 2007 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

  2.
  To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2004.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Stockholders of record at the close of business on April 20, 2004 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment or postponement thereof.

        All stockholders are cordially invited to attend our Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Michael A. Zuercher Vice President, General Counsel and Secretary
Long Beach, California April 27, 2004

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JUNE 1, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

        General.    The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 1, 2004 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate headquarters at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to mail this proxy statement and accompanying proxy card, together with a copy of our 2003 Annual Report, on or about April 27, 2004 to all stockholders entitled to vote at the Annual Meeting.

        Solicitation.    We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other of our regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

        Voting Rights and Outstanding Shares.    Only holders of record of our common stock at the close of business on April 20, 2004 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 20, 2004, a total of 24,686,256 shares of our common stock were outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at our corporate headquarters between the hours of 9:00 a.m. and 4:00 p.m. local time.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and such person does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

        Directors will be elected by a plurality of the votes cast in person or by proxy. All other matters must be approved by the affirmative vote of the majority of the votes cast. Abstentions will not affect the outcome of the any of the proposals. The election of directors and the ratification of the selection of Grant Thornton LLP as our independent auditors are matters on which a broker or other nominee has discretionary voting authority, and thus broker non-votes will not result from these proposals.

        All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

  •
  the election of the three nominees (named in this proxy statement) to our Board of Directors; and

  •
  the ratification of the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2004.

        If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

        Revocability of Proxies.    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Corporate Secretary at our principal executive office, 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder, which is your broker, bank or other nominee. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder.

        Stockholder Proposals.    The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2005 Annual Meeting of Stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is January 2, 2005. Nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered to or mailed and received at our principal executive offices between March 6, 2005 and April 4, 2005. If we make a public announcement of the date of our 2005 Annual Meeting of Stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board of Directors is presently composed of nine members. There were four directors in the class whose term of office was due to expire in 2004. However, in February 2004, David S. Lipson resigned from the Board in connection with the purchase by FCG of all of Mr. Lipson's equity interests in the company. In April 2004, the Board reduced the total number of directors from 10 to nine to eliminate the vacancy created by Mr. Lipson's resignation. In addition, Steven Lazarus has indicated that he does not want to stand for election for another term and will no longer serve as a member of the Board upon the election of his successor at this Annual Meeting. Robert J. Funari has been nominated to fill the vacancy that will be created by Mr. Lazarus' decision not to stand for re-election. In addition to Mr. Funari, the Nominating and Governance Committee is currently conducting a search for one or two additional Board members and such directors, if added, would become members of the two classes not currently up for election at this Annual Meeting and the Board would increase the number of Board members accordingly.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS

        Based on the recommendation of the Nominating and Governance Committee, the Board has nominated two current members (Michael P. Downey and Fatima J. Reep) in the class for re-election and one new nominee (Robert J. Funari) to fill the vacancy that will be created by Mr. Lazarus' decision to not stand for re-election. If elected, these candidates will serve three-year terms expiring at our 2007 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Michael P. Downey, age 56, has served as a director since February 2003. Since 1997, Mr. Downey has been a private investor and executive consultant to various companies. Mr. Downey serves as Chairman of the Board, and on the Audit and Corporate Governance Committees, of Artisoft Inc., a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey is also a director and Chairman of the Audit Committee of Emulex Corporation, a designer and manufacturer of both software and hardware based network access products.

        Robert G. Funari, age 56, currently serves as an independent consultant. Mr. Funari served as Chief Executive Officer of Syncor International Corporation, a pharmacy services company specializing in radio-pharmaceutical products, from July 1996 to December 2002, and as President of Syncor from January 1996 to December 2002. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Mr. Funari is also a director, and serves on the Governance and Compensation Committees, of Pope & Talbot, Inc., a pulp and wood products company.

        Fatima J. Reep, age 53, has served as a director since July 1999, when she was appointed to the seat occupied by her late husband, James A. Reep, our co-founder and former Chairman. Ms. Reep has been owner and President of First Ticket Travel, a travel agency, since May 1984.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS

        The following three directors are currently serving three-year terms expiring at our 2005 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

        Steven Heck, age 55, has served as a director since April 1997. He served from May 1987 to December 1989 as our Vice President, Midwest Region, and from 1990 to 1991, he served as Chief Information Officer of Evangelical Health Systems. After rejoining FCG in April 1991, Mr. Heck served as our Vice President, Practice. He became Executive Vice President, Practice in April 1995, and has been our President since October 1998. Mr. Heck also served as the Managing Director of our outsourcing business unit from December 1999 to February 2003.

        F. Richard Nichol, Ph.D., age 62, has served as a director since January 2001. In 1995, Dr. Nichol founded, and is currently principal of, Nichol Clinical Technologies Corp., a pharmaceutical, biotechnology and clinical research-consulting firm. From 1997 to 1999, he was president, CEO and a board member (including Chairman from 1998 to 1999) of CoCensys, Inc., a biopharmaceutical company that was acquired by Purdue Pharma L.P. in 1999.

        Stephen E. Olson, age 62, has served as a director since April 1997. Mr. Olson is Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments, which he founded in 1988. Dr. Vance and Mr. Nussbaum, each directors of FCG, serve on the Board of Directors of The Olson Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING OF STOCKHOLDERS

        The following three directors are currently serving three-year terms expiring at our 2006 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

        Stanley R. Nelson, age 77, has served as a director since April 1997. Since 1997, Mr. Nelson has been the Chairman of the Scottsdale Institute, formerly a subsidiary of FCG until 1998. From 1993 to August 1997, he was President of the Center for Clinical Integration, Inc., an affiliate of the Scottsdale Institute.

        Luther J. Nussbaum, age 57, has served as a director since November 1997 and as our Chairman since April 1999. Mr. Nussbaum has served as our Chief Executive Officer since October 1998 after joining FCG as Executive Vice President, Worldwide Practice Support in April 1995. Mr. Nussbaum serves on the board of directors as well as the Audit Committee of SM&A, a company specializing in management and systems engineering support consulting. Mr. Nussbaum also serves on the Board of Directors of The Olson Company (privately-held) with Mr. Olsen and Dr. Vance, each of whom are directors of FCG.

        Jack O. Vance, Ph.D., age 79, has served as a director since April 1997. Dr. Vance is the Managing Director of Management Research, Inc., a management consulting firm, which he founded in 1989. Dr. Vance serves as a director of International Rectifier Corporation, a supplier of power semiconductor components. Dr. Vance also serves on the Board of Directors of The Olson Company (privately-held) with Messrs. Nussbaum and Olson, each of whom are directors of FCG.

CORPORATE GOVERNANCE

        Our Board of Directors has long believed that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. As part of our ongoing efforts to constantly improve corporate governance, our Board and management have undertaken a comprehensive effort to review and enhance our governance policies and practices. In conducting this review, the Board and management have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002 (the "the Sarbanes-Oxley Act"), various new and proposed rules of the Securities and Exchange Commission (the "SEC"), and the new listing standards of The NASDAQ Stock Market® ("Nasdaq"). As a result, we have undertaken a number of initiatives to improve our corporate governance policies and practices.

        The Board of Directors has adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that guide its actions with respect to, among other things, the composition of the Board, how the Board will function, Board meetings and involvement of management, the Board's standing committees and director responsibilities. In addition, the Board has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the listing standards of Nasdaq. You may view the Code of Ethics and the Corporate Governance Guidelines under the "Investors" link on our website located at www.fcg.com or request copies, which will be provided free of charge, by writing to Investor Relations, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to disclose future amendments to, and any waivers of, the provisions of our Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

        The Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating and Corporate Governance Committees shall be independent. The Board now makes an annual determination as to the independence of each Board member under the current standards for "independence" established by Nasdaq. In April 2004, the Board determined that all of its directors and nominees for election at the 2004 Annual Meeting of Stockholders are independent under these standards, except for (i) Steven Heck, (ii) Luther J. Nussbaum, (iii) Fatima J. Reep, and (iv) Stephen E. Olson. Accordingly, all of the current members of the Audit, Compensation and Nomination and Corporate Governance Committees are independent. The Nasdaq rules require that a majority of our Board members be independent by our Annual Meeting of Stockholders on June 1, 2004. We currently meet that requirement and will maintain a majority of independent directors upon election of the current nominees.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

        FCG stockholders may send written communications directly to the attention of the Board or any individual Board member. The Lead Independent Director, currently Dr. Vance, with the assistance of our internal legal department, will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to consider. Stockholders who wish to communicate with the Board can write to Lead Independent Director, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802.

BOARD MEETINGS AND COMMITTEES

        During the fiscal year ended December 26, 2003, the Board of Directors held 11 meetings. During the fiscal year ended December 26, 2003, each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the Committees on which he or she served. Additionally, at least quarterly, non-management Board members met in executive sessions without the presence of management. Commencing after February 2004, executive sessions of the non-management members of the Board were presided over by the Lead Independent Director, Dr. Vance.

        Although we have no policy with regard to attendance by the members of our Board at annual meetings of our stockholders, we typically schedule a Board meeting in conjunction with our annual meeting of stockholders and expect that all of our directors will attend the 2004 Annual Meeting of Stockholders, either in person or via teleconference. Only Messrs. Nussbaum and Heck attended our 2003 Annual Meeting of Stockholders.

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

        Audit Committee.    The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in February 2004, a copy of which is included as Exhibit A to this proxy statement and is available under the "Investors" link on our website located at www.fcg.com. This charter supersedes and replaces in its entirety the previous charter for the Committee. In addition, the charter will be reviewed annually and revised as appropriate.

        The Audit Committee currently consists of three directors, Mr. Downey, who serves as Chairman, and Messrs. Nelson and Vance, all of whom are "independent" under the current Nasdaq listing standards and SEC rules regarding audit committee membership. The Board of Directors has identified Mr. Downey as the member of the Audit Committee who (i) qualifies as "audit committee financial expert" under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the "financial sophistication" requirements of the Nasdaq listing standards. The Audit Committee met seven times during 2003.

        The Audit Committee's responsibilities currently include engaging, retaining, and modifying the engagement of our independent auditors and approving their fees and other compensation, and reviewing:

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  our annual and quarterly financial statements;

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  the adequacy and effectiveness of our systems of internal accounting and financial controls;

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  the independent auditors' audit plan and engagement letter;

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  the independence and performance of our independent auditors; and

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  material legal matters and related party transactions.

        The Audit Committee has recently established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures may be found in our Code of Ethics posted under the "Investors" link on our website located at www.fcg.com.

        The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected Grant Thornton LLP as FCG's independent auditors for the fiscal year ending December 31, 2004 and is recommending that FCG's stockholders ratify this appointment at the Annual Meeting. The report of the Audit Committee for the 2003 fiscal year is found on page 25 of this proxy statement.

        Compensation Committee.    The Compensation Committee considers and approves our compensation policies, evaluates the performance and determines the compensation of executive officers (including the Chief Executive Officer), administers our stock incentive plans and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee currently consists of three directors, Dr. Vance, who serves as Chairman, and

Messrs. Downey and Nelson, all of whom are "independent" under the current Nasdaq listing standards. The Compensation Committee met seven times and acted five times by unanimous written consent during 2003.

        In February 2004, the Board adopted a written charter for the Compensation Committee. The charter will be reviewed annually and revised as appropriate. A copy of the current charter is available under the "Investors" link on our website located at www.fcg.com. The report of the Compensation Committee for the 2003 fiscal year is found on page 19 of this proxy statement.

        Nominating and Governance Committee.    The Nominating and Governance Committee was formerly the Nominating Committee until December 2003. The Nominating and Governance Committee currently consists of three directors, Mr. Nelson, who serves as Chairman, and Messrs. Lazarus and Nichol, all of whom are "independent" under the current Nasdaq listing standards. Given Mr. Lazarus' decision not to stand for re-election at this Annual Meeting, we will have one vacancy on this Committee, which the Board expects to fill immediately after the Annual Meeting. In February 2004, the Board adopted a written charter for the Nominating and Governance Committee. The charter is reviewed annually and revised as appropriate. A copy of the current charter is available under the "Investors" link on our website located at www.fcg.com.

        The Nominating and Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and its Committees, and nominates specific individuals to be elected as our executive officers. This Committee assists the Board in overseeing the implementation, and monitoring the effectiveness, of its corporate governance guidelines and developing and recommending to the Board modifications and/or additions to such guidelines. The former Nominating Committee acted four times by unanimous written consent during 2003.

        Criteria for Director Nominees.    The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders.

        When considering a candidate for director, the Committee takes into account a number of factors, including the following:

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  Whether such candidates are independent as set forth in the Nasdaq listing standards and in our Corporate Governance Guidelines;

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  experience in our industry;

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  experience in corporate governance, such as an officer or former officer of a publicly held company;

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  experience as a board member of another publicly held company; and

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  academic expertise in an area of our operations.

        When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Committee has in the past used and may in the future use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate's appointment or election.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

        The Nominating and Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock and that has beneficially owned those shares for at least one year. The Committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Blvd, 4th Floor, Long Beach, California 90802. A stockholder recommendation must contain the following information:

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  documentation supporting that the writer is an FCG stockholder and has been a beneficial owner of shares representing more than one percent of our then-outstanding shares of common stock for at least one year and a statement that the writer is recommending a candidate for nomination as a director;

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  a resume of the candidate's business experience and educational background that also includes the candidate's name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate's background and qualifications are directly relevant to our business;

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  the number of shares of our common stock beneficially owned by the candidate;

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  a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any client, vendor or competitor of FCG, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

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  detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

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  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

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  a signed consent of the candidate to serve as a director, if nominated and elected.

        In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors.

        No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at the 2004 Annual Meeting. Any stockholder that desires to recommend a candidate for nomination to the Board who would be considered for election at our 2005 Annual Meeting of Stockholders must to do so no later than January 2, 2005, the date that proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See "Stockholder Proposals" on page 2 of this proxy statement.

MANAGEMENT

        Set forth below is information regarding our current executive officers as of the record date, April 20, 2004:

Name	Position with the Company
Luther J. Nussbaum	Chairman and Chief Executive Officer
Steven Heck	President
Mary E. Franz	Executive Vice President
Walter J. McBride	Executive Vice President and Chief Financial Officer
Philip H. Ockelmann	Vice President, Finance and Principal Accounting Officer
Guy L. Scalzi	Senior Vice President
Michael A. Zuercher	Vice President, General Counsel and Corporate Secretary

        Biographical information about Messrs. Nussbaum and Heck is set forth above in the biographical information for the members of our Board of Directors. Ms. Franz and Messrs. McBride, Ockelmann, Scalzi and Zuercher are set forth below.

        Mary E. Franz, age 46, has served as an Executive Vice President since April 2000. Ms. Franz is currently responsible for various delivery units and quality initiatives in the firm. She joined FCG in February 1999 as a Vice President in the Health Plan practice. From 1984 to 1999, Ms. Franz served as a Partner at Price Waterhouse Coopers where she had responsibility for developing a national healthcare practice and provided IT consulting services to a broad range of enterprises.

        Walter J. McBride, age 51, has served as an Executive Vice President since April 2000. He has served as our Chief Financial Officer from April 2000 to January 2003 and from September 2003 to the present. He also served as General Manager of our Life Sciences business from July 2002 until September 2003. From 1997 to April 2000, Mr. McBride was the Executive Vice President and Chief Financial Officer of Kistler Aerospace, a privately held aerospace company.

        Philip H. Ockelmann, age 44, joined FCG as Corporate Controller in June 1998, and was appointed Vice President and Controller in June 2000.

        Guy L. Scalzi, age 57, has served as Senior Vice President and General Manager of our Outsourcing Services business since January 2003. From January 2000 until January 2003, he was Vice President and Chief Operating Officer of our Outsourcing Services business. He previously served as Senior Vice President and Chief Information Officer at New York Presbyterian Healthcare System, or NYPH, from April 1996 to December 1999. Mr. Scalzi joined us shortly after we entered into our long term IT outsourcing contract with NYPH in December 1999, a contract that remains in effect between the parties. Mr. Scalzi served as a director and Chairman of the compensation committee for Medix Resources, Inc., a technology company, until June 30, 2003.

        Michael A. Zuercher, age 37, has served as Vice President, General Counsel and Corporate Secretary since March 2001. Prior to joining FCG, he was a Senior Director of Legal Affairs and Corporate Secretary of Stamps.com Inc., an internet postage company from May 1999 through March 2001. While at Stamps.com, Mr. Zuercher was primarily responsible for general corporate legal matters, including matters relating to securities laws and corporate governance. From September 1996 to May 1999, Mr. Zuercher was a corporate associate at Brobeck, Phleger & Harrison LLP.

        Our executive officers are appointed by the Board of Directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2004 by: (i) each stockholder who we know to own beneficially more than 5% of our common stock; (ii) each named executive officer included under "Compensation of Executive Officers" on page 13 of this proxy statement; (iii) each of our directors and nominees for director; and (iv) all of our directors, nominees for director and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)
	Number	Percent
Royce & Associates, LLC (3)	2,693,729	10.9%
Fatima Reep (4)	2,440,572	9.9%
Associate 401(k) Plan (5)	1,490,293	6.0%
Steven Heck (6)	270,332	1.1%
Luther J. Nussbaum (7).	246,409	1.0%
Walter J. McBride (8)	182,935	*
Mary E. Franz (9)	122,792	*
Guy L. Scalzi (10)	118,291	*
Steven Lazarus (11)	76,433	*
Stanley R. Nelson (12).	71,433	*
Stephen E. Olson (13)	71,433	*
Jack O. Vance, Ph.D. (14).	71,433	*
F. Richard Nichol, Ph.D. (15).	32,665	*
Michael P. Downey (16)	11,583	*
Robert G. Funari	0	*
All directors and executive officers as a group (17)(14 persons)	3,752,655	14.5%

*
Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Except as set forth in the footnotes below, the address for each of our officers, directors, 401(k) plan trustee and 5% stockholders is c/o Corporate Secretary, First Consulting Group, Inc., 111 W. Ocean Blvd., 4th Floor, Long Beach, California 90802.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 24,688,580 shares of our common stock outstanding as of March 31, 2004. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2004 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3)
Based on a Schedule 13G filed on March 8, 2004, the address of Royce & Associates, LLC is 1414 Avenue of the Americas, Ninth Floor, New York, New York 10019.

(4)
Shares listed include (a) 2,395,306 shares held by the Reep Family LLC, of which Fatima Reep is the Managing Member, and (b) 45,266 shares subject to stock options exercisable within 60 days of March 31, 2004.

(5)
Based on a Schedule 13G filed on February 18, 2004, New York Life Trust Company holds the shares as trustee, and their address is 51 Madison Avenue, New York, New York 10010. Shares held by the trustee are beneficially owned by our employees and former employees, including certain of our executive officers. The beneficial owners have the right to vote the shares of common stock allocated to their accounts with respect to the approval or disapproval of any merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. The beneficial owners also have the right to the fair market value of the stock allocated to their respective accounts.

(6)
Shares listed as held by Mr. Heck include (a) 131,744 shares subject to stock options exercisable within 60 days of March 31, 2004, and (b) 7,436 shares held in our 401(k) plan.

(7)
Shares listed as held by Mr. Nussbaum include (a) 153,827 shares subject to stock options exercisable within 60 days of March 31, 2004, and (b) 7,462 shares held in our 401(k) plan. Further, 85,120 of the shares listed in the table are held by The Nussbaum Family Trust, a Revocable Living Trust, dated March 2, 1992, of which Mr. Nussbaum is not trustee. Mr. Nussbaum disclaims beneficial ownership of 100,000 shares that are held in two separate irrevocable trusts for Mr. Nussbaum's two daughters. These shares are not included in the table above.

(8)
Shares listed as held by Mr. McBride include 176,935 shares subject to stock options exercisable within 60 days of March 31, 2004.

(9)
Shares listed as held by Ms. Franz include (a) 121,734 shares subject to stock options exercisable within 60 days of March 31, 2004, and (b) 1,058 shares held in our 401(k) plan.

(10)
Shares listed as held by Mr. Scalzi include 118,291 shares subject to stock options exercisable within 60 days of March 31, 2004.

(11)
Shares listed as held by Mr. Lazarus include 69,333 shares subject to stock options exercisable within 60 days of March 31, 2004. Mr. Lazarus retired from our Board of Directors in April 2004.

(12)
Shares listed as held by Mr. Nelson include 69,333 shares subject to stock options exercisable within 60 days of March 31, 2004.

(13)
Shares listed as held by Mr. Olson include 69,333 shares subject to stock options exercisable within 60 days of March 31, 2004.

(14)
Shares listed as held by Dr. Vance include 69,333 shares subject to stock options exercisable within 60 days of March 31, 2004.

(15)
Shares listed as held by Dr. Nichol include 32,665 shares subject to stock options exercisable within 60 days of March 31, 2004.

(16)
Shares listed as held by Mr. Downey include 11,583 shares subject to stock options exercisable within 60 days of March 31, 2004.

(17)
Shares listed as held by all directors and executive officers as a group includes 1,104,645 shares subject to stock options exercisable within 60 days of March 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent of a registered class of securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us, and representations by the executive officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ended December 26, 2003.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

        In 2003, we paid each non-employee member of our Board the following amounts for their services as a director: $10,000 per year (paid in equal quarterly installments) plus $1,000 for each meeting of the Board of Directors and $500 for each Committee meeting attended. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and Committee meetings.

        In addition, each non-employee director is granted stock options under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Non-employee directors are also eligible to receive grants from the 1997 Equity Incentive Plan. Under the Directors' Plan, each non-employee director receives an option to purchase 4,000 shares when he or she is first elected to the Board, plus an annual grant of an option to purchase 4,000 shares each January 1. All directors at August 22, 1997 received a one-time grant of an option to purchase 20,000 shares under the Directors' Plan, which option vested over five years. Directors appointed subsequent to that date have received discretionary grants of options to purchase 20,000 shares under the 1997 Equity Incentive Plan in addition to the 4,000 share initial option grant from the Directors' Plan, both of which vest over five years. Options granted under the Directors' Plan and the 1997 Equity Incentive Plan (i) are granted with an exercise price equal to 100 percent of the fair market value of the stock on the date of grant, (ii) vest in equal monthly installments over a period of one year on annual grants; and over a period of five years on the 20,000 share discretionary option grants and the 4,000 share initial option grants (subject to acceleration upon the death, disability or termination without cause of the director), and (iii) expire on the earlier of ten years from the date of grant or 12 months after termination of an optionee's services as non-employee director of the Company (18 months in the event of death of the director).

        In 2003, each of our current non-employee directors, with the exception of Mr. Downey, received an automatic annual option grant of 4,000 shares on January 1, 2003 under the Directors' Plan. Mr. Downey received an option grant of 20,000 shares under the 1997 Equity Incentive Plan as well as an automatic option grant of 4,000 shares under the Directors' Plan upon his appointment to the Board in February 2003. All of our current non-employee directors received the automatic annual option grant of 4,000 shares on January 1, 2004. It is expected that Mr. Funari, the director nominee to fill the vacancy that will be created by Mr. Lazarus' decision not to stand for re-election, will receive option grants commensurate with previous new Board members.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides certain summary information concerning the compensation earned by our chief executive officer during the 2003 fiscal year and each of the four other most highly compensated executive officers whose salary and bonus for the 2003 fiscal year was in excess of $100,000. The table provides compensation amounts for services rendered in all capacities to us and our subsidiaries for the 2001, 2002 and 2003 fiscal years. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The individuals listed in the table below are referred to in this proxy statement as the "named executive officers."

		2003 Annual Compensation(1)			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options (#)	All Other Compensation(2)
Luther J. Nussbaum Chairman and Chief Executive Officer	2003 2002 2001	$475,000 475,000 410,000	$23,750 66,625 61,644	$0 0 0	0 115,000 0	$30,697 38,948 47,641	(3) (4) (5)
Steven Heck President	2003 2002 2001	$445,000 425,000 400,000	$20,025 57,375 68,650	$0 0 0	0 95,000 0	$30,180 27,701 33,558	(6) (7) (8)
Mary E. Franz Executive Vice President	2003 2002 2001	$415,000 400,000 380,000	$16,600 32,000 76,169	$50,091 0 0	0 110,000 17,250	$27,368 21,350 20,324	(9) (10) (11)
Walter J. McBride Executive Vice President, Chief Financial Officer	2003 2002 2001	$435,000 400,000 365,000	$2,175 109,000 56,569	$0 0 0	0 135,000 0	$28,098 27,549 20,476	(12) (13) (14)
Guy L. Scalzi Vice President	2003 2002 2001	$395,000 375,000 361,200	$20,738 55,735 70,637	$0 0 0	0 16,000 0	$37,330 35,427 34,118	(15) (16) (17)

(1)
Unless disclosed in the table above, perquisites are excluded, as their aggregate value did not exceed the lesser of $50,000 or the 10% of total annual salary and bonus for any named executive officer.

(2)
Life insurance premiums reported as "other compensation" for each named executive officer are reported at the IRS imputed value of such company-owned policies.

(3)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (ii) $4,696 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(4)
Includes (i) $8,920.13 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $4,528 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,500 under our 401(k) plan.

(5)
Includes (i) $10,432.82 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $1,525 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,250 under our 401(k) plan.

(6)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (ii) $4,180 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(7)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (ii) $2,201 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(8)
Includes (i) $3,891.86 of imputed interest on an interest-free loan to Mr. Heck for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (iii) $525 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iv) our matching contribution of $5,250 under our 401(k) plan.

(9)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; (ii) $1,368 of life insurance premiums paid for a company-owned policy on Ms. Franz; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(10)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; and (ii) $1,350 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(11)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; and (ii) $324 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(12)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; (ii) $2,098 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $6,000 under our 401(k) plan.

(13)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; (ii) $2,049 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(14)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; and (ii) $476 of life insurance premiums paid for a company-owned policy on Mr. McBride.

(15)
Includes (i) supplemental executive retirement plan contributions of $17,550 made on behalf of Mr. Scalzi; (ii) $1,780 of life insurance premiums paid for a company-owned policy on Mr. Scalzi; and (iii) our contribution of $18,000 under our 401(k) plan.

(16)
Includes (i) supplemental executive retirement plan contributions of $15,750 made on behalf of Mr. Scalzi; (ii) $1,677 of life insurance premiums paid for a company-owned policy on Mr. Scalzi; and (iii) our contribution of $18,000 under our 401(k) plan.

(17)
Includes (i) supplemental executive retirement plan contributions of $17,208 made on behalf of Mr. Scalzi; (ii) $1,610 of life insurance premiums paid for a company-owned policy on Mr. Scalzi; and (iii) our contribution of $15,300 under our 401(k) plan.

Stock Option Grants during Last Fiscal Year

        No stock options or stock appreciation rights were granted to the named executive officers during the fiscal year ended December 26, 2003.

Fiscal Year End Option Values

        The following table provides information, with respect to our named executive officers, concerning the value of unexercised options held by them as of the end of the fiscal year ended December 26, 2003. None of our named executive officers exercised any options during the fiscal year ended December 26, 2003.

Name	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options at FY End ($) Exercisable/Unexercisable(1)
Luther J. Nussbaum	132,162/ 99,838	0/0
Steven Heck	113,162/ 83,838	0/0
Mary E. Franz	101,744/ 98,554	0/0
Walter J. McBride	149,612/144,537	0/0
Guy L. Scalzi	118,291/ 37,709	0/0

(1)
The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 26, 2003, the last trading day on the Nasdaq National Market for our fiscal year ended 2003, at a price of $5.76 per share, which was the closing price of our common stock on such date.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 26, 2003 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information regarding shares of our common stock subject to outstanding options granted under equity compensation plans or option agreements that were assumed by us in connection with our acquisition of Paragon Solutions, Inc. ("Paragon") and Integrated Systems Consulting Group, Inc. ("ISCG"). However, Footnote (3) and Footnote (4) to the table set forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 26, 2003, and the weighted average exercise price of those options. No additional options may be granted under the equity compensation plans assumed in connection with our acquisition of Paragon or ISCG.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	4,019,198	$8.02	1,095,937
Equity compensation plans not approved by security holders (2)	555,983	$8.58	936,665

Associate Stock Purchase Plan approved by security holders	N/A	N/A	1,126,643

Total (3)(4)	4,575,181	$8.09	3,159,245

(1)
Includes the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors' Stock Option Plan.

(2)
Includes the 1999 Non-Officer Equity Incentive Plan and the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan.

(3)
The table does not include information with respect to equity compensation plans or option agreements that were assumed by us in connection with our acquisition of Paragon. Upon the completion of such acquisition, we assumed the Paragon Solutions, Inc. Incentive Stock Plan and the Paragon Solutions, Inc. Non-Employee Directors' Stock Option Plan. As of December 26, 2003 a total of 33,047 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans, and the weighted average exercise price of the outstanding options under those plans was $1.16 per share. No additional options may be granted under either of these assumed plans.

(4)
The table does not include information with respect to the equity compensation plan that we assumed in connection with our acquisition of ISCG. Upon the completion of such acquisition, we assumed the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan. As of December 26, 2003 a total of 162,436 shares of our common stock were issuable upon exercise of outstanding options such assumed plan, and the weighted average exercise price of the outstanding options under such plan was $11.81 per share. No additional options may be granted under the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.

        The material features of our non-stockholder approved equity incentive plans are outlined below. All of our equity compensation plans, whether approved by our security holders or not, have been previously filed in our filings with the Securities and Exchange Commission.

NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS

        1999 Non-Officer Equity Incentive Plan (the "1999 Plan").    We adopted our 1999 Plan in August 1999, authorizing issuance of up to 1,000,000 shares of our common stock pursuant to stock awards granted under the plan. As of December 26, 2003, options to purchase 475,569 shares of common stock at a weighted average exercise price of $8.35 per share were outstanding, and 438,144 shares remained available for future grant. Shares of stock reserved for stock awards granted under the 1999 Plan that expire or otherwise terminate without being exercised become available for reissuance under the 1999 Plan.

        The 1999 Plan provides for granting of nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees and consultants who are not our officers or members of the Board of Directors or our affiliates. Currently, we intend to grant only stock options under the 1999 Plan. Options that have been granted under the 1999 Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter (or, after June 2000, a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter), and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

        The 1999 Plan provides that, in the event of a change of control of FCG (as defined in the 1999 Plan), the surviving or acquiring corporation may assume options outstanding under the 1999 Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the 1999 Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

        In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

        Doghouse Enterprises, Inc. 2000 Equity Incentive Plan (the "DH Plan").    In May 2000, the Board of Doghouse Enterprises, Inc. ("Doghouse"), formerly a 94% owned subsidiary of ours, adopted the DH Plan and authorized the issuance of up to 7,500,000 shares. Stock awards issued under the DH Plan vest over four years from the date of grant. Under the DH Plan, employees were granted 4,707,018 options to purchase common stock at an exercise price equal to the appraised value ($0.78 per share) of Doghouse common stock on the date of grant in the year ended December 31, 2000. On July 1, 2001, Doghouse distributed all of its assets and assigned all of its employees to us. In connection with this transaction, we assumed the DH Plan and all options granted or available for grant under that plan at an exchange rate of 0.078, or 78 shares of our common stock for each 1,000 shares available for issuance under the DH Plan. The exchange rate was based on a three-day trading average of our common stock following our public announcement of our first fiscal quarter financial results and a per share value for Doghouse as negotiated between us and the former minority stockholder of Doghouse. The total number of shares of our common stock available for issuance under the DH Plan is 585,000, of which 80,414 were subject to outstanding options as of December 26, 2003. The weighted average exercise price for the outstanding options is $9.95 per share, and 498,521 shares remained available for future grant. Shares of stock reserved for stock awards granted under the DH Plan that expire or otherwise terminate without being exercised become available for reissuance under the plan.

        The DH Plan provides for granting incentive stock options, nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors and our consultants or affiliates. We have granted only stock options under the DH Plan. Options that have been granted under the DH Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

        The DH Plan provides that, in the event of a change of control of FCG (as defined in the DH Plan), the surviving or acquiring corporation may assume options outstanding under the DH Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the DH Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

        In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS

Employment Agreement for Mary Franz

        In March 2004, we entered into an employment agreement with Ms. Franz. The agreement provides that Ms. Franz will receive her current base salary of $415,000 and participate in our bonus plans through July 1, 2005. Ms. Franz will also earn a retention bonus in the amount of $415,000 if she remains employed with us through July 1, 2005.

        The agreement does not affect Ms. Franz's status as an "at will" employee with FCG. If we were to terminate Ms. Franz' employment, other than for cause, prior to July 1, 2005, we would be required to pay her the full retention bonus, but we would not be required to continue to pay any salary or bonus amounts after such termination date. If Ms. Franz terminates her employment prior to July 1, 2005, she would receive none of the retention bonus. Under the agreement, Ms. Franz' employment will terminate on July 1, 2005 if not sooner terminated by her or us. Upon any termination, she will not be eligible to receive any severance amounts. However, she will receive 12 months of reimbursement for any COBRA costs she may incur to continue her benefits. She will also receive four months of executive outplacement services from a third party that regularly provides such services to our company. The agreement requires that Ms. Franz execute a general release of claims in order to receive the retention bonus, the reimbursement of COBRA costs and the executive outplacement services.

Stock Incentive Plan Change in Control Provisions

        Our stock incentive plans contain change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. More specifically, stock options granted under our stock incentive plans vest in full if the stock options are not assumed in connection with a change in control. If the stock options are assumed by an acquiring entity in connection with a change in control, an employee's stock options vest in full upon any termination without cause or if that employee terminates his or her employment for "good reason" during a period of time commencing one month prior to the date of the change in control and ending 13 months following the date of the change in control. All employees with stock options, including our executive officers, are subject to these change in control provisions.

Indemnification Agreements

        We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and officers.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for determining the type and level of compensation for FCG's directors and officers, and administering FCG's equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of executive officers.

        As of December 26, 2003, the Compensation Committee was comprised of three members of the Board of Directors: Jack O. Vance (Chairman), Michael P. Downey and Stanley R. Nelson. None of the current members of the Compensation Committee has served as an employee of FCG or its subsidiaries.

        This report describes the philosophy that underlies the components of FCG's executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to the Chief Executive Officer and other officers.

Compensation Philosophy and Objectives

        The Compensation Committee believes that all officers and employees should be compensated based on their contribution to FCG and to building sustainable long-term value for FCG's stockholders. In determining specific compensation programs, the Committee considers individual and group performance, including successful achievement of financial, operational and management objectives, maintenance of strong relationships with the firm's clients, new business generation and teamwork. The Committee strives to design compensation programs that will tie individual rewards to FCG's success and align the interests of the company with its officers, employees and stockholders. The Compensation Committee also strives to design compensation programs that help retain officers and employees and encourage personal and professional development and growth.

Compensation of Officers Generally

        Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. With the exception of the supplemental executive retirement plan that was established for the company's vice presidents, other compensation includes benefits generally available to all employees, including health and welfare benefits, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with FCG's strategic business objectives, corporate culture, and enhancing stockholder value. In 2003, the Committee also retained an independent third party to perform a benchmark analysis of the compensation of the executive officers, including the Chief Executive Officer, as compared to executive officers at other comparable companies.

        Base Salary.    Base salary ranges and base salaries for our officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. It considers each officer's level of responsibility, experience and overall contribution to our business, and also considers equity and fairness in setting the base salary of officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Committee does not apply a specific formula to determine the weight of each factor considered.

        Bonuses.    Bonuses for officers are determined based on the attainment of specific financial, operational and management objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer's contribution to the company's financial performance and organizational growth, including typical measurements of operational performance such as cash management, client continuity, resource utilization, employee turnover and professional development and growth. The Committee establishes specific and general objectives for the officers individually and as a group at the beginning of each year and bonuses may be earned on a quarterly basis.

        Stock Options and Other Equity Incentives.    Options to purchase shares of FCG common stock are granted, among other reasons, to aid in the retention of officers and to align the interests of FCG's officers with those of the company's stockholders. Options are granted when, (i) an officer first joins FCG, or (ii) at the discretion of the Committee based on circumstances that the Committee may decide from time to time. The following are typical reasons for a discretionary grant: (i) a significant change in an officer's responsibility, (ii) reward for excellent performance; or (iii) achieve equity within an officer's peer group.

        FCG officers can receive stock option grants and other equity-based incentives under the 1997 Equity Incentive Plan. Options granted by the Compensation Committee allow the officer to acquire shares of FCG common stock at a fixed price per share, which is the fair market value on the grant date, over the ten-year term of the option. The options granted by the Compensation Committee generally vest and become exercisable over a four year period, contingent upon the officer's continued employment with the company. However, in some cases, the Compensation Committee has granted options that vest and become exercisable over a five year period, also subject to the officer's continued employment. Accordingly, the option will provide a return to the executive officer only to the extent he or she has vested options, and then only if the market price of the shares appreciated over the option term.

Chief Executive Officer Compensation

        The Chief Executive Officer's salary, bonus and other compensation follow the policies and principals set forth above. Luther J. Nussbaum has served as FCG's Chief Executive Officer since October 1998. For the 2003 fiscal year, Mr. Nussbaum's base salary was $475,000, the same base salary he received for 2002.

        For the 2003 fiscal year, the Committee established a target annual bonus award of 50% of Mr. Nussbaum's base salary, or $237,500. Payments against the target bonus are made, if at all, on a quarterly basis and actual amounts paid are based on achievement by Mr. Nussbaum and FCG of certain goals, including achievement of certain levels of financial performance and cash management by FCG. For the 2003 fiscal year, Mr. Nussbaum was paid an aggregate bonus of $23,750, or 5% of his base salary.

Policy on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides in general that publicly held corporations may not deduct in any taxable year compensation in excess of $1,000,000 paid to any named executive officer, except to the extent such excess constitutes "performance-based compensation." Section 162(m) sets forth certain requirements in order for incentive compensation to qualify as "performance based compensation." Compensation received by named executive officers on exercise of stock options granted under FCG's 1997 Equity Incentive Plan with exercise prices at least equal to the fair market value of the common stock on the date of grant is intended to be "performance based compensation" deductible by the company under the Code. FCG does not currently intend to qualify other incentive compensation plans under Section 162(m). FCG's policy is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

        The foregoing report has been approved by all of the members of the Compensation Committee as of April 20, 2004.

THE COMPENSATION COMMITTEE
Jack O. Vance, Chairman Michael P. Downey Stanley R. Nelson

        The information contained in the above report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During our fiscal year ended December 26, 2003, Ms. Reep, Dr. Vance and Mr. Olson served on our Compensation Committee. Messrs. Nelson and Downey replaced Mr. Olson and Ms. Reep in December 2003 when our board committees were reconstituted to be comprised of independent directors.

        Steven E. Olson, one of our directors and a member of our Compensation Committee until October 2003, serves as the Chairman of the Board of Directors of The Olson Company. Luther J. Nussbaum, our Chief Executive Officer and Chairman of our Board of Directors, serves on the Board of Directors of The Olson Company. There are no other compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

        We had a contractual agreement, which terminated on December 31, 2003, with First Ticket Travel, whose owner and President is Fatima J. Reep, a member of our Board of Directors. Ms. Reep was a member of our Compensation Committee until December 2003. The agreement with First Ticket Travel set forth the general terms and rates for First Ticket Travel's services to our company. The agreement designated First Ticket Travel as a non-exclusive travel agency for use by our employees and also as an events facilitator for any special events that we conducted in 2003. The agreement was effective from January 1, 2003 to December 31, 2003. During the fiscal year ending December 26, 2003, we paid First Ticket Travel approximately $173,341 of which $77,647 represented travel service fees. We did not renew this agreement with First Ticket Travel, but our employees may still use the First Ticket Travel services to coordinate their travel activities.

        Ms. Reep's brother-in-law (Thomas A. Reep) is one of our co-founders and our Vice President, Finance and Investor Relations, and received fiscal year 2003 compensation that exceeded $60,000. His compensation for 2003 was commensurate with other vice-president level employees within our company.

COMPANY STOCK PRICE PERFORMANCE

        The following line graph compares the cumulative total return to our stockholders of our common stock from December 31, 1998 to December 26, 2003 to the cumulative total return over such period of (i) Nasdaq National Market—U.S. Index; and (ii) a peer issuer, S&P 500 IT Consulting and Other Services Index. The graph assumes that $100 was invested at the closing price of $20.50 per share of our common stock on December 31, 1998 and in each of the other two indices and the reinvestment of all dividends, if any. The graph is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

        The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since December 28, 2002 there has not been any transaction or series of related transactions to which FCG was or is a party involving an amount in excess of $60,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

        Restricted Stock Agreements.    Until December 2000, we required each employee who was hired as or promoted to the position of Vice President to hold shares of our common stock equal to a multiple of their base salary. In connection with the sale of stock to our officers, we made interest-free loans equal to (i) the purchase price of shares, and (ii) the exercise price and any Federal and state taxes owed on exercise of options under our stock option plans. The loans were made pursuant to a non-interest bearing promissory note secured by the shares of stock held by the officer. In the event of any nonpayment, we had recourse against the officer's personal assets. We held the shares of stock purchased with the proceeds of the loan as collateral against the associated loan. Roy A. Ziegler, one of our executive officers during the 2003 fiscal year, had an outstanding loan with us until October 31, 2003 when he repaid in full the outstanding balance of $77,141.02. Mr. Ziegler's employment terminated on September 26, 2003 and no longer serves as one of our executive officers.

        Business Relationships.    In December 2002, we entered into an agreement with First Ticket Travel, whose owner and President is Fatima J. Reep, a member of our Board of Directors. The agreement set forth the general terms and rates for First Ticket Travel's services to our company. The agreement designated First Ticket Travel as a non-exclusive travel agency for use by our employees and also as an events facilitator for any special events that we conducted in 2003. The agreement was effective from January 1, 2003 to December 31, 2003. During the fiscal year ending December 26, 2003, we paid First Ticket Travel approximately $173,341 of which $77,647 represented travel service fees. We did not renew this agreement with First Ticket Travel, but our employees may still use the First Ticket Travel services to coordinate their travel activities.

        Effective September 1, 2002, we entered into a consulting agreement with Nichol Clinical Technologies Corp. ("NCTC"), whose principal is F. Richard Nichol, Ph.D., a member of our Board of Directors. This agreement expired on March 31, 2003, and was not renewed. Under the agreement, NCTC provided consulting services to our Life Sciences business unit in the general area of strategic sales services. We paid approximately $12,000 per month for such consulting services. We paid approximately $58,750 to NCTC for these services for the fiscal year ended December 26, 2003.

        Transactions with David S. Lipson.    In February 2004, we repurchased all 1,962,400 shares of our common stock held by David S. Lipson, one of our directors and the holder of approximately 7.5% of our outstanding common stock at the time of the repurchase. We also purchased 32,000 in-the-money options to purchase our common stock held by Mr. Lipson. The aggregate purchase price for the shares and options held by Mr. Lipson was $15.1 million. In connection with the transaction, Mr. Lipson resigned from our Board of Directors.

        Other material terms of the repurchase transaction were as follows:

  •
  The purchase price was comprised of cash, a portion of which Mr. Lipson used to repay $328,210.99 we had originally loaned to him in June 1999. The loan was interest free and was repaid under its terms as a result of this repurchase transaction.

  •
  In the event we are to announce or consummate a change in control transaction prior to February 27, 2005, the first anniversary of this repurchase transaction, or if we were to enter into negotiations regarding a change in control transaction prior to that date and subsequently announce publicly a definitive agreement for or consummate a change in control transaction within the 18 months following February 27, 2004, we must pay to Mr. Lipson, upon the closing of such change in control, an amount equal to the difference of $7.50 per share and the change in control transaction price per share, if such change in control price per share amount is higher.

  •
  12,000 out-of-the-money options held by Mr. Lipson remain outstanding and may only be exercised on or before February 27, 2005. Upon receipt of Mr. Lipson's notice of exercise, if any, we will repurchase the options for cash in an amount equal to the difference between the exercise price and the then fair market value of the shares issuable.

  •
  Mr. Lipson is subject to a five year non-compete, non-solicitation and standstill agreement as well as a mutual non-disparagement agreement.

  •
  Mr. Lipson also granted our Board of Directors an irrevocable proxy for any of our securities that he owns or acquires after the closing of the transaction.

  •
  We executed a mutual release of claims with Mr. Lipson.

        Mr. Lipson also previously held demand and piggyback registration rights for his shares of our common stock. The registration rights were originally granted when we acquired ISCG in 1999. Mr. Lipson was the founder and CEO of ISCG. Originally, the registration rights were due to expire in June 2001. We granted Mr. Lipson two consecutive one-year extensions in each of June 2001 and June 2002. Mr. Lipson's registration rights expired in June 2003.

        Family Relationships.    As of the year ended December 26, 2003, we employed one individual with a familial relationship to Fatima J. Reep, a member of our Board of Directors. Ms. Reep's brother-in-law (Thomas A. Reep) is one of our co-founders and our Vice President, Finance and Investor Relations, and received fiscal year 2003 compensation that exceeded $60,000. His compensation for 2003 was commensurate with other vice-president level employees within our company.

        We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be approved by the Board of Directors, or a Committee of the Board, and, if necessary, a majority of the independent and disinterested members of our Board of Directors. We expect such transactions to be on terms no less favorable to us than could be obtained from unaffiliated third parties, and will be in connection with our bona fide business purposes.

REPORT OF THE AUDIT COMMITTEE

        In January and February of 2003, the Audit Committee consisted of Jack O. Vance and Stanley R. Nelson. On February 24, 2003, Michael P. Downey was appointed to the Board and as Chair of the Audit Committee. From February 2003 until December 2003, Messrs. Downey and Nelson and Dr. Vance served on the Committee. On December 3, 2003, the Board reconstituted its committees to ensure that all committees included "independent" directors and appointed Mr. Nelson to the Compensation Committee. Mr. Nelson's vacancy on the Audit Committee was filled by David S. Lipson. On February 27, 2004, Mr. Lipson resigned from the Board of Directors and Mr. Nelson replaced Mr. Lipson on the Audit Committee. Each member of our Audit Committee is "independent" under the current Nasdaq listing standards and SEC rules regarding audit committee membership. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in February 2004, a copy of which included as Exhibit A to this proxy statement. This charter supersedes and replaces in its entirety the previous charter for the committee.

        The primary role of the Audit Committee is to monitor FCG's financial reporting processes and assist the Board in fulfilling its responsibilities to oversee such processes. FCG's management has the primary responsibility for the company's financial statements as well as the company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee has also considered whether the independent auditor's provision of non-audit services to FCG is compatible with maintaining the auditor's independence.

        In this context, the Audit Committee has reviewed and discussed the company's audited financial statements as of and for the year ended December 26, 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditors Standards), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from FCG and the company's management.

        Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in FCG's Annual Report on Form 10-K for the year ended December 26, 2003, for filing with the Securities and Exchange Commission.

        Submitted by the members of the Audit Committee of the Board of Directors as of April 20, 2004.

Michael P. Downey, Chairman Stanley R. Nelson Jack O. Vance, Ph.D.

        The above report of the Audit Committee will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of such independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

        Audit Fees.    The aggregate fees billed to us by Grant Thornton LLP related to the review and audit of our annual financial statements for each of the fiscal years ended December 28, 2002 and December 26, 2003 were $205,200 and $224,500, respectively. The aggregate fees billed to us by Grant Thornton LLP related to the review of our quarterly financial statements included in our statutory and regulatory filings for each of the fiscal years ended December 28, 2002 and December 26, 2003 were $39,230 and $50,000, respectively.

        Audit-Related Fees.    We incurred no audit-related fees in the fiscal year ended December 28, 2002 other than those disclosed above under "Audit Fees." In our fiscal year ended December 26, 2003, we incurred $5,000 in audit-related fees in connection with the filing of a registration statement on Form S-8.

        Tax Fees.    The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning for the fiscal year ended December 28, 2002 was $1,040. We did not incur any fees from Grant Thornton LLP for tax compliance, tax advice or tax planning in the fiscal year ended December 26, 2003. The tax fees billed in 2002 were primarily incurred on matters relating to the termination by the Board of Directors of our Vice President restricted stock purchase requirement.

        All Other Fees.    The aggregate fees billed for all other professional services rendered by Grant Thornton LLP for the fiscal years ended December 28, 2002 and December 26, 2003 were $25,920 and $18,000, respectively. All of such fees incurred related to audits of our 401(k) plan, which were required to complete necessary regulatory filings for such plan.

        Audit Committee Pre-Approval Policies and Procedures.    The Audit Committee operates pursuant to a written charter which was adopted by the Board of Directors in February 2004, a copy of which has been filed with the Securities and Exchange Commission, and is included as Exhibit A to this proxy.

        The Audit Committee's responsibilities currently include, among other duties, approving the fees and other significant compensation payable to our independent auditors. Specifically, before the independent auditor is engaged by us or our subsidiaries to render audit or non-audit services, the Committee must pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission.

        The Audit Committee, in accordance with the Audit Committee charter, pre-approved all fees, with the exception of the fees set forth under the description "Tax Fees," billed to us by Grant Thornton LLP for services performed in 2002 and 2003. Tax Fees not pre-approved in 2002 comprise less than 1.0% of total fees billed to us by Grant Thornton LLP for services performed in the fiscal year ended December 28, 2002.

        The aggregate amount of Tax Fees, Audit-Related Fees and All Other Fees that were approved by our Audit Committee in 2002 comprise approximately 11.2% of the total fees billed to us by Grant Thornton LLP for services performed in 2002. The aggregate amount of Tax Fees, Audit-Related Fees and All Other Fees that were approved by our Audit Committee in 2003 comprise approximately 9.3% of the total fees billed to us by Grant Thornton LLP for services performed in 2003.

        The Audit Committee has considered whether Grant Thornton LLP's provision of services as set forth above is compatible with maintaining its independence, and believes that Grant Thornton LLP has retained its independence from FCG.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

OTHER BUSINESS

        The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

Michael A. Zuercher Vice President, General Counsel and Secretary
Long Beach, California April 27, 2004

        A copy of our Annual Report to Stockholders for the 2003 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy solicitation material. A copy of our Annual Report on Form 10-K for the fiscal year ended December 26, 2003, which was filed with the Securities and Exchange Commission on March 18, 2004, will be made promptly available without charge upon written request to: Corporate Secretary, First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802, Telephone number: (562) 624-5200.

        In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. We also maintain a website located at http://www.fcg.com, and electronic copies of our periodic and current reports are available, free of charge, under the "Investors" link on our website as soon as practicable after such material is filed with, or furnished to, the Securities and Exchange Commission. We are not incorporating any information from our website into this proxy statement and no information contained on our website is considered proxy solicitation material.

EXHIBIT A

FIRST CONSULTING GROUP, INC.
AUDIT COMMITTEE CHARTER

        This Audit Committee Charter ("Charter") was adopted by the Board of Directors (the "Board") of First Consulting Group, Inc. (the "Company") on February 17, 2004.

I.     Purpose

        The purpose of the Audit Committee (the "Committee") is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

        In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company's bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee shall be at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

        The Committee's responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management and the independent auditor.

        Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term "review" as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.    Membership

        The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company's next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an "audit committee financial expert" within the definition adopted by the Securities and Exchange Commission (the "SEC") or the Company shall disclosure in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended

(the "Exchange Act") the reasons why at least one member of the Committee is not an "audit committee financial expert." Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member's reasonable control, then the member may remain on the Committee until the earlier of the Company's next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

        Committee members, including the Chair of the Committee, shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee of the Board and may be removed by the Board in its discretion, with or without cause.

III.  Meetings and Procedures

        The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company's bylaws that are applicable to the Committee.

        The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management and with the independent auditor.

        All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company's management, representatives of the independent auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

IV.    Powers and Responsibilities

  Interaction with the Independent Auditor

        1.    Appointment and Oversight.    The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

        2.    Pre-Approval of Services.    Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee's responsibilities under the Exchange Act to the Company's management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

        3.    Independence of Independent Auditor.    The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing audit services to the Company. In conducting its review:

            (i)  The Committee shall review (a) the auditing firm's internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

           (ii)  The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

          (iii)  The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

          (iv)  The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

           (v)  The Committee shall, if applicable, consider whether the independent auditor's provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

  Annual Financial Statements and Annual Audit

        4.    Meetings with Management and the Independent Auditor.

            (i)  The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

           (ii)  The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

          (iii)  The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        5.    Separate Meetings with the Independent Auditor.

            (i)  The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management's responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and (C) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

           (ii)  The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor's engagement letter, independent auditor's independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

          (iii)  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

        6.    Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Financial Statements

        7.    Meetings with Management and the Independent Auditor.    The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Other Powers and Responsibilities

        8.     The Committee shall discuss with management and the independent auditor the Company's earnings press releases (with particular focus on any "pro forma" or "adjusted" non-GAAP information). The Committee's discussion in this regard may be general in nature and need not take place in advance of each earnings release.

        9.     The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

        10.   The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company's financial statements, financial reporting process or accounting policies.

        11.   The Committee shall discuss with the Company's General Counsel or outside counsel any legal matters brought to the Committee's attention that could reasonably be expected to have a material impact on the Company's financial statements.

        12.   The Committee shall request assurances from management and the independent auditor that the Company's foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

        13.   The Committee shall discuss with management the Company's policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

        14.   The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

        15.   The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

        16.   The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company's annual proxy statements.

        17.   The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditor or any other matter the Committee determines is necessary or advisable to report to the Board.

        18.   The Committee shall manage and review the executive officer and director indemnification and insurance matters.

        19.   The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee's compliance with this Charter.

        20.   The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V.     Committee Resources

        The Committee shall have the sole authority, as it deems appropriate, to retain and/or replace, as needed, any independent counsel and other outside experts or advisors that the Committee believes to be necessary or appropriate. The Committee may, in its discretion, utilize the services of the Company's regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VI.   Disclosure of Charter

        This Charter will be made available on the Company's website at www.fcg.com/investors and to any stockholder who otherwise requests a copy. The Company's Annual Report to Stockholders shall state the foregoing.

FOLD AND DETACH HERE

FIRST CONSULTING GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2004

        The undersigned hereby appoints Luther J. Nussbaum and Michael A. Zuercher and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 1, 2004 at 10:00 a.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Please Detach and Mail in the Envelope Provided

☒    PLEASE MARK YOUR VOTE AS INDICATED

PROPOSAL 1:    To elect three directors to hold office until the 2007 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
☐	☐
NOMINEES:	Michael P. Downey Robert G. Funari Fatima J. Reep	TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE(S)' NAME BELOW:

PROPOSAL 2:    To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3:    In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

	DATED	, 2004

Signature	Signature

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2004
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2004
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCKHOLDER COMMUNICATIONS WITH THE BOARD
BOARD MEETINGS AND COMMITTEES
STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS
EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPANY STOCK PRICE PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER BUSINESS
EXHIBIT A FIRST CONSULTING GROUP, INC. AUDIT COMMITTEE CHARTER